Exhibit 10.1

March 29, 2025

Robert Wright
On behalf of Delek US Holdings, Inc. and Delek Logistics Partners L.P. and/or their subsidiary companies (collectively “Delek”), I am pleased to extend to you an offer to join us as EVP, Chief Financial Officer DKL in addition to your current role of SVP, Deputy Chief Financial Officer for DK reporting to Mark Hobbs based in Brentwood, Tennessee. The promotion effective date will be April 1, 2025.  Additionally, you will be promoted to EVP, Delek, with duties to be determined, effective November 15, 2025.
Base Salary: $450,000 paid bi-weekly effective April 1, 2025. Salary will be increased to $500,000 effective November 15, 2025.
Annual Bonus:  Effective April 1, 2025 you will be eligible to participate in our Annual Cash Incentive Program at a target bonus of 60% of your annualized base salary at the end of the bonus year, with a maximum bonus potential under our current bonus plan of 2x of target. Effective November 15, 2025, you will be eligible to participate in our Annual Cash Incentive Program at a target bonus of 75% of your annualized base salary at the end of the bonus year, with a maximum bonus potential under our current bonus plan of 2x of target. The annual bonus, if any, is typically paid during the 1st quarter of the year following the applicable bonus year. The annual bonus will be based on Company’s financial (EBITDA) and non-financial metrics (HSE).
Vacation:  You will be eligible for 25 days of vacation.
We extend this offer with the understanding that in consideration of your assignment, you agree to conform to the policies of Delek US Holdings, and you understand and acknowledge that you will be an "at-will" employee.
This letter is not an employment contract, but merely sets forth the initial terms of employment with the Company, which may be changed from time to time, except for the at-will provision that cannot be changed or modified unless agreed to in writing and signed by you and authorized officers of Delek.

Term Sheet

Title:
EVP, Chief Financial Officer DKL in addition to SVP, Deputy Chief Financial Officer DK effective April 1, 2025.

EVP, Delek in addition to Deputy Chief Financial Officer effective November 15, 2025. Duties of EVP, Delek to be determined

Reports To:	Mark Hobbs Employee will report to Avigal Soreq, CEO effective November 15, 2025.
Base Salary:	$450,000 to be paid out bi-weekly effective April 1, 2025. Base salary will be increased to $500,000 effective November 15, 2025.
Annual Bonus:	60% target 75% target effective November 15, 2025.
Long-Term Incentive (Equity Plan):
Effective November 15, 2025, and granted annually beginning March 10, 2026, $500,000.
Executive will be eligible based on Board of Director approval for the company’s long-term incentive plan, which will be split 50% time vested restricted stock units and 50% performance based restricted stock units split between DK and DKL shares.
Additionally, the March 10, 2025 equity award will vest December 31, 2025.

Vacation:	25 days accrued vacation (unused vacation carryover annually)

Severance:
1 year for involuntary termination (refer to employment agreement for details)

Additionally, if promotion to EVP, Delek effective November 15, 2025 does not occur, and as a result Employee decides to resign by March 31, 2026, Employee will be eligible for the equivalent severance terms of Change in Control Agreement at the EVP terms.

Covenants:	Customary non-compete, non-solicit, and confidentiality as applicable

Location:	Brentwood, TN

Effective Date:	April 1, 2025

Delek US Holdings, Inc.

By: /s/ Sam Eljaouhari
Sam Eljaouhari
EVP, CHRO

Delek Logistics Partners L.P.

By: /s/ Sam Eljaouhari
Sam Eljaouhari
EVP, CHRO

/s/ Robert Wright______
Robert Wright

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